Exhibit 23(h)(iv)(d)

CUSTOMER IDENTIFICATION SERVICES AMENDMENT

This Customer Identification Services Amendment (this “Amendment”) amends, as of the 1st day of October, 2003 (the “Effective Date”), the Investment Company Services Agreement, dated April 1, 2000 between the Stratton Funds, Inc. and PFPC Inc. (“PFPC”); and, the Amendments to Transfer Agent Services Agreements, dated June 1, 2000 between Stratton Growth Fund, Inc. and PFPC and between Stratton Monthly Dividend REIT Shares, Inc. (each a “Company” or “Fund” and collectively the “Companies”) and PFPC (the “Agreements”).

For valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Companies and PFPC hereby agree as follows:

Section 1 (Addition of CIP Services section to the Agreements). As of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended by the addition of the following:

CIP Services. Each Fund hereby delegates to PFPC the performance of the Fund’s Customer Identification Program (which each Fund is required to have under regulations issued under Section 326 of the USA PATRIOT Act). In the performance of such duties, PFPC will do the following:

(a)	Implement procedures under which new accounts in the Funds are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding Customer (as defined in 31 CFR 103.131).

(b)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(c)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(d)	Determine whether such account appears on any list of known or suspected terrorists or terrorist organizations provided by any government agency consistent with 31 CFR 103.131(b)(4).

(e)	Regularly report to the Companies about measures taken under (a)-(d) above.

(f)	If PFPC provides services by which prospective Customers may subscribe for shares in a Fund via the Internet or telephone, work with the Companies to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Companies’ CIP.

(g)	Set forth on a separate fee schedule compensation amounts due for these CIP Services.

Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the fund to be in compliance with relevant regulation.

Each Fund hereby agrees each Fund may rely upon the Customer Identification Programs of any other Fund with respect to prospective investors who are then existing customers of such other. Given such inter-company (or inter-fund) agreement(s), PFPC need not perform steps (a)-(g) above with respect to any subscriber who is then a customer of any other fund within the same “fund family” as the Fund.”

PFPC hereby represents and warrants that (1) it has implemented an anti-money laundering program and (2) will certify annually, upon the Companies’ reasonable request, to companies that it will perform the Companies’ CIP to the extent specified above.

Section 2 (General provisions). This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

STRATTON GROWTH FUND, INC.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	Vice President

STRATTON MONTHLY DIVIDEND REIT SHARES, INC.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	President

THE STRATTON FUNDS, INC.

By:	/s/ James A. Beers
Name:	James A. Beers
Title:	Vice President

PFPC INC.

By:	/s/ Lynne M. Cannon
Name:	Lynne M. Cannon
Title:	Vice President and Director Transfer Agency Division